                                                                EXHIBIT 12

                  KMART CORPORATION AND SUBSIDIARY COMPANIES
    EXHIBIT 12 - STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

(Dollars in Millions)
                                                     Fiscal Year Ended                            Trailing 52 Weeks Ended(1)
                              ---------------------------------------------------------------     --------------------------
                              January 25,   January 26,  January 27,  January 29,  January 30,    October 25,    October 26,
                                 1995          1994         1993        1992          1991           1995           1994
                              -----------   -----------  -----------  -----------  -----------     --------       --------
Net income (loss) from
 continuing retail operations
 before extraordinary item and
 the effect of accounting
 changes. . . . . . . . . . .    $ 104      $  (260)    $   867      $   752      $   672           $ (137)        $ (445)

Income taxes. . . . . . . . .       10         (150)        451          413          371              (95)          (262)
                                  ----       ------      ------       ------        ------            ----          -----
Pre-tax income (loss) from
 continuing retail operations      114         (410)      1,318        1,165        1,043             (232)          (707)

Equity income of unconsolidated
 affiliated retail companies
 that exceeds distributions. .      14           (2)         (5)         --             3               (9)            14

Fixed charges per below  . . .     757          736         651          576          542              715            740

 Less interest capitalized
 during the period  . . . . .      (17)         (14)        (16)         (11)          (7)             (15)           (13)
                                  ----       ------      ------       ------       ------             ----          -----

Earnings from continuing
 retail operations  . . . . .    $ 868      $   310     $ 1,948      $ 1,730      $ 1,581           $  459         $   34
                                  ====       ======      ======       ======       ======             ====          =====
Fixed Charges:
Interest expense  . . . . . .    $ 520      $   506     $   456      $   411      $   404           $  482         $  511

Rent expense - portion of
 operating rentals representative
 of the interest factor . . .      218          214         177          153          130              218            214

Other . . . . . . . . . . . .       19           16          18           12            8               15             15
                                  ----       ------      ------       ------       ------             ----          -----
                                 $ 757      $   736     $   651      $   576      $   542           $  715         $  740
                                  ====       ======      ======       ======       ======             ====          =====
Ratio of earnings to
fixed charges  . . . . . . .       1.2         --  (2)      3.0          3.0          2.9              -- (3)         -- (4)
                                  ====       ======      ======       ======       ======             ====          =====
Preferred dividend
 requirements . . . . . . . .    $  49      $    88     $    80      $    44      $   --            $    9         $   68
Ratio of pre-tax income to net
 income   . . . . . . . . . .     1.10         --          1.52         1.55          --               --             --
                                  ----       ------      ------       ------       ------             ----          -----
Preferred dividend factor . .       54           88         122           68          --                 9             68
Total fixed charges per
 above  . . . . . . . . . . .      757          736         651          576          542              715            740
                                  ----       ------      ------       ------       ------             ----          -----
Total fixed charges and
 preferred dividends  . . . .    $ 811      $   824     $   773      $   644      $   542           $  724         $  808
                                  ====       ======      ======       ======       ======             ====          =====
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends  . . . . . .      1.1         --  (2)      2.5          2.7          2.9              -- (3)         -- (4)
                                  ====       ======      ======       ======       ======             ====          =====

(1) Due to the seasonality of the Company's business, the ratio of earnings to fixed charges is computed on a trailing 52-week basis.

(2) The deficiency of earnings from continuing retail operations versus fixed charges was $426 million for the fiscal year ended January 26, 1994. Excluding the pre-tax provision of $1,130 million for store restructuring and other charges, the ratio of earnings to fixed charges was 2.0 for the fiscal year ended January 26, 1994. The deficiency of earnings from continuing retail operations versus combined fixed charges and preferred dividends was $514 million for the fiscal year ended January 26, 1994.

(3) The deficiency of earnings from continuing retail operations versus fixed charges was $256 million for the trailing 52 weeks ended October 25, 1995. The deficiency of earnings from continuing retail operations versus combined fixed charges and preferred dividends was $265 million for the trailing 52 weeks ended October 25, 1995.

(4) The deficiency of earnings from continuing retail operations versus fixed charges was $706 million for the trailing 52 weeks ended October 26, 1994. Excluding the pre-tax provision of $1,130 million for store restructuring and other charges, the ratio of earnings to fixed charges was 1.6 for the trailing 52 weeks ended October 26, 1994. The deficiency of earnings from continuing retail operations versus combined fixed charges and preferred dividends was $774 million for the trailing 52 weeks ended October 26, 1994.

Certain prior year amounts have been restated for the effect of discontinued operations.